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                                                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT ("Agreement"), is made and entered into effective as of June ____, 1999 by and between National Capital Management Corporation, a Delaware corporation (the "Company"), and Resource Holding Associates, a Delaware limited partnership or its assigns (the "Purchaser").

                  A. The Company is the sole owner of all of the outstanding shares of capital stock of National Capital Benefits Corporation, a Delaware corporation ("NCBC").

                  B. The Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, all of the outstanding capital stock of National Capital Benefits Corporation.

                  ACCORDINGLY, the parties hereby agree as follows:

                  1.       SALE AND PURCHASE OF SHARES AND WARRANT.

                  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company all outstanding shares of capital stock of NCBC consisting of 500 shares of Common Stock and 519 shares of Series A Preferred Stock (collectively the "Shares").

                  1.2 Subject to the terms and conditions of this Agreement, the Company agrees to sell, assign or otherwise transfer any and all rights or options it may have pursuant to the Senior Subordinated Note and Warrant Purchase Agreement dated as of December 29, 1995, as amended (the "Purchase Agreement") by and between NCBC and Banc One Capital Partners V, Ltd. ("BOCP V"), pursuant to which NCBC has an option to purchase the warrant held by BOCP V for the purchase of shares of common stock of NCBC (the "Warrant").

                  1.3 At Closing, or as soon as is feasible thereafter, Company shall deliver to Purchaser all contracts, books and records of NCMC, if any, which are in Seller's possession and which have not been previously delivered to or in the possession of NCMC. Seller, may, however, retain copies of such contracts, books and records. Purchasers agree that the Company may, for a period of ten (10) years, have access to business records necessary for the Company to respond to inquiries, examinations, claims, reviews or audits from appropriate taxing or other governmental authorities and Purchaser agrees to maintain records for the purpose of assuring the Company's ability to comply with the requirements of such authorities. For documents requested by the Company, the Company shall reimburse NCBC at a reasonable hourly rate for time spent by NCBC personnel to construct or create

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         documents (but not for providing then existing documents) and actual out-of-pocket expenses incurred by NCBC in responding to all such requests. The parties also agree to provide to the other, documents, information and access to employees or agents regarding litigation or claims asserted by third parties against the Company or NCBC, and the party seeking such documents, information or access agrees to reimburse the other for its reasonable out-of-pocket expenses.

                  2. CONSIDERATION. The Purchaser agrees that in consideration, and as payment of the purchase price, for the Shares and the rights to the Warrant, the Purchaser shall at Closing:

                  2.1 Take such actions as may be necessary or desirable to assume, or otherwise relieve the Company of, all of the Company's obligations, to Bank One, N.A. (f/n/a Bank One Columbus, N.A.) ("Bank One") under the Validity and Support Agreement and Guaranty dated as of December 29, 1995, by and between the Company and Bank One.

                  2.2 Assume the NCBC obligation to pay $20,000 to BOCP V in consideration for the extension of the loan by BOCP V to NCBC under the Purchase Agreement.

                  2.3 Assume all outstanding obligations of NCBC to (i) Bank One under the Loan Agreement dated as of December 29, 1995, as amended, and
         (ii) BOCP V under the Purchase Agreement.

                  3. CLOSING. The closing of the sale to, and purchase by, the Purchaser of the Shares and the rights with respect to the Warrant (the "Closing") shall occur simultaneously with the execution of this Agreement (the "Closing Date"), but in no event shall such Closing occur before Purchaser provides the Company with evidence satisfactory to the Company that Purchaser has assumed or provided the consideration as described in paragraph 2 hereof.

                  4. PURCHASER'S EXPERTISE. It is hereby acknowledged that Purchaser (and its principal)is very familiar with and has detailed information and sophisticated knowledge and expertise regarding the plans, operations, finances and assets of NCBC and its subsidiaries and the business risks associated with acquiring and conducting the business of NCBC and its subsidiaries. The Purchaser is relying on the knowledge and expertise of its principals regarding the operations of NCBC and its subsidiaries in Purchaser's decision to acquire NCBC.

                  5. INVESTIGATION AND REVIEW. Prior to Closing under this Agreement, Company and Purchaser have had and shall each provide to the other reasonable access to all records and information necessary to conduct a due diligence investigation to determine to each party's satisfaction, the condition of the business of NCBC.

                  6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser that:

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                  6.1 ORGANIZATION; STANDING. The Company is a corporation and has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. NCBC is a corporation and has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted.

                  6.2 CAPITAL STOCK; GOOD TITLE. At the date hereof, the authorized capital stock of NCBC consists of 1,450 shares of capital stock, of which 519 shares of Series A Preferred Stock are issued and outstanding and 500 shares of Common Stock are issued and outstanding as of the close of business on the day preceding the Closing Date. Except for the Warrant, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, under which NCBC is obligated to issue any securities of any kind representing an ownership interest in NCBC. The Company owns the Shares free and clear of any liens, claims, encumbrances, or restrictions and the Company has good and marketable title to the Shares and the absolute right, power and capacity to sell, assign and deliver the Shares to the Purchaser, free and clear of all liens, claims, encumbrances and restrictions.

                  6.3 VALIDITY OF AGREEMENT. This Agreement, when executed, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as the enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally from time to time in effect and by equitable principles of general application).

                  6.4 AUTHORITY; NO CONFLICT. The Company has full right and power to enter into, execute, deliver and perform its obligations under this Agreement. The Company has duly authorized this Agreement and each other document contemplated herein to which it will be a party. The Company has duly executed and delivered this Agreement, and neither the execution, delivery or performance of this Agreement by it or any other document contemplated hereby to which it is or will be a party, nor the consummation of the purchase of the Shares contemplated hereby, does or will, after the giving of notice or the lapse of time or otherwise, conflict with, result in a breach or violation of, or constitute a default under, the charter or other governing documents of the Company, or any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order, writ, judgment, injunction, award or decree, or any contract, agreement, commitment or plan to which it is a party or by which its rights, properties or assets are subject or bound (except for the respective lending arrangements with each of Bank One and BOCP V for which consents have been requested).

                  6.5 NO BROKERS. No person, corporation or firm has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company

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         for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  6.6 NO LITIGATION. There is no pending or threatened action or proceeding that seeks to or might prevent or interfere with the consummation of the transactions contemplated by this Agreement or litigation which does or might adversely affect the Shares.

                  6.7 ASSETS. As a result of the sale of the Shares, all assets of NCBC shall be transferred to Purchaser on an "as is," "where is" basis. The Company hereby disclaims any and all warranties or representations as to the quantity, quality or suitability of any of the assets and the entire risk as to their quality and performance is with the Purchaser.

                  6.8 CANCELLATION. Any and all obligations from NCBC to the Company are hereby cancelled.

                  7. REPRESENTATIONS OF THE PURCHASER. The Purchasers jointly and severally represent that:

                  7.1 INVESTMENT INTENT. The Shares being acquired by the Purchaser are being purchased for the investment for the Purchaser's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. The Purchaser understands that the Shares are illiquid and have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation and warranty. The Purchaser further understands that the Shares may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws. The Purchaser understands that it may not sell any securities pursuant to Rule 144 prior to the expiration of a one-year period after such Purchaser has acquired the securities. The Purchaser understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

                  7.2 LOCATION OF PRINCIPAL OFFICE AND QUALIFICATION AS AN ACCREDITED INVESTOR. The Purchaser's principal office is located in the State of Delaware. The Purchaser qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by the Purchaser. The Purchaser has an intimate knowledge of the business and affairs of NCBC and has had full access to all of the Company's books and records and to the Company's executive officers.

                  7.3 VALIDITY OF AGREEMENT. This Agreement, when executed, will constitute the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as the enforcement thereof may be limited by applicable

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         bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally from time to time in effect and by equitable principles of general application).

                  7.4 AUTHORITY; NO CONFLICT. The Purchaser has full right and power to enter into, execute, deliver and perform its obligations under this Agreement. The Purchaser has duly authorized this Agreement and each other document contemplated herein to which it will be a party. The Purchaser has duly executed and delivered this Agreement, and neither the execution, delivery or performance of this Agreement by it or any other document contemplated hereby to which it is or will be a party, nor the consummation of the purchase of the Shares contemplated hereby, does or will, after the giving of notice or the lapse of time or otherwise, conflict with, result in a breach or violation of, or constitute a default under, the charter or other governing documents of the Purchaser, or any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order, writ, judgment, injunction, award or decree, or any contract, agreement, commitment or plan to which it is a party or by which its rights, properties or assets are subject or bound.

                  7.5 NO BROKERS. No person, corporation or firm has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  7.6 FINANCIAL STATEMENTS. The Purchasers, through Mr. Shaw, have delivered to the Company the balance sheet of NCBC. The Purchaser represents that such balance sheet is true and correct and a fair and accurate representation of the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of NCBC as of the date thereof in accordance with generally accepted accounting principles, consistently applied and that there have been no material changes in the financial condition of NCBC since March 31, 1999, other than in the ordinary course of business.

                  7.7 CONSENTS. As of the Closing, Purchaser has obtained consents from Bank One and BOCP V with respect to the purchase of the Shares pursuant to the terms of this Agreement. As of the Closing, Purchaser has obtained a termination of the Validity and Support Agreement and Guaranty dated as of December 29, 1995, which the Company executed for the benefit of Bank One, and (ii) the Validity and Support Agreement dated as of December 29, 1995, which the Company executed for the benefit of BOCP V.


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                  8. COVENANT NOT TO SUE. Purchaser acknowledges that Mr.
Shaw is an officer of and has been involved with NCBC for several years and is familiar with all its activities and operations. Purchaser hereby covenants and agrees that except as described in this Agreement, Purchaser, and its successor or assigns, shall not, directly or indirectly, through NCBC or any other entity, make a claim against or file litigation naming the Company or any of its directors, officers, employees or agents for any matters arising out of or directly or indirectly related to the operations of NCBC and its subsidiaries prior to or as of Closing and Purchaser hereby releases the Company and its directors, officers, employees and agents from any liability for any mater arising out of or related directly or indirectly to NCBC's or its subsidiaries' operations prior to and as of Closing, PROVIDED, HOWEVER, that the covenant not to sue shall not in any way limit Purchaser from enforcing its rights under or compliance with the terms of this Agreement.

                  9.        RESTRICTION ON TRANSFER OF THE SECURITIES.

                  9.1 RESTRICTIONS. The Shares will be transferable only pursuant to (a) a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), or (b) Rule 144 (or any similar rule then in effect) adopted under the Securities Act, if such rule is available, and subject to the conditions elsewhere specified in this Agreement.

                  9.2 LEGEND. Each certificate representing the Shares shall be endorsed with the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                  10.      INDEMNIFICATION.

                  10.1 OBLIGATION OF THE COMPANY TO INDEMNIFY. The Company agrees to indemnify, defend and hold harmless the Purchaser from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (the "Losses") based upon, arising out of or otherwise in respect of any material inaccuracy or any material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document delivered by the Company pursuant to this Agreement.

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                  10.2 OBLIGATION OF THE PURCHASER TO INDEMNIFY. The Purchaser
         agrees to indemnify, defend and hold harmless the Company from and against any Losses based upon, arising out of or otherwise in respect of any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any document delivered by the Purchaser pursuant to this Agreement.

                  11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the applicable indemnifications thereto made by the Company and the Purchaser shall survive the execution and delivery of this Agreement.

                  12.      GENERAL.

                  12.1 ACTIONS AFTER THE CLOSING. After the date of this Agreement, the parties shall execute and deliver such other and further instruments and perform such other and further acts as may reasonably be required to fully consummate the transactions contemplated hereby.

                  12.2 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  12.3 NOTICE. Any notice, request or other communication required or permitted under this Agreement shall be in writing and given or made by physical delivery, electronic transmission or by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party.

                  12.4 APPLICABLE LAWS. This Agreement shall be construed, governed, enforced and venued in and under the laws of the State of Delaware.

                  12.5 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto. Any prior written agreements or letters of intent between the parties, relating to the subject matter of this Agreement, shall, upon execution of this Agreement, be null and void.

                  12.6 REPORTING FOR TAX PURPOSES. The parties agree that the payment of the purchase price provided for herein is solely for the Shares and each party shall so report such payments for tax purposes.

                  12.7 WAIVERS AND AMENDMENTS; NONCONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a

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         waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  12.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

                  12.9 SEPARABILITY. If any provision of this Agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provisions valid and enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this Agreement which shall continue in full force and effect.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                       THE "COMPANY":

                                       NATIONAL CAPITAL MANAGEMENT
                                       CORPORATION


                                       By:
                                          --------------------------------
                                            James J. Pinto
                                            Director

                                       THE "PURCHASER":

                                       RESOURCE HOLDINGS ASSOCIATES


                                       By:
                                          --------------------------------
                                            John C. Shaw
                                            Its:
                                                --------------------------






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